Exhibit 10.2

NASD

LETTER OF ACCEPTANCE, WAIVER AND CONSENT

NO. ##

TO:	Market Regulation Department
NASD

RE:	Knight Securities, L.P., Respondent
Broker Dealer
CRD No. 38599

Pursuant to Rule 9216 of NASD Code of Procedure, Knight Securities, L.P. (“NITE” or the “firm”), currently known as Knight Equity Markets, L.P., submits this Letter of Acceptance, Waiver and Consent (“AWC”) for the purpose of proposing a settlement of the alleged rule violations described in Part II below. This AWC is submitted on the condition that, if accepted, NASD will not bring any future actions against NITE alleging violations based on the same factual findings.

NITE understands that:

1.	Submission of this AWC is voluntary and will not resolve this matter unless and until it has been reviewed and accepted by NASD’s Department of Market Regulation and National Adjudicatory Council (“NAC”) Review Subcommittee or Office of Disciplinary Affairs, pursuant to NASD Rule 9216;

2.	If this AWC is not accepted, its submission will not be used as evidence to prove any of the allegations against NITE; and

3.	If accepted:

a.	this AWC will become part of NITE’s permanent disciplinary record and may be considered in any future actions brought by NASD or any other regulator against NITE;

b.	this AWC will be made available through NASD’s public disclosure program in response to public inquiries about NITE’s disciplinary record;

c.	NASD may make a public announcement concerning this agreement and the subject matter thereof in accordance with NASD Rule 8310 and IM-8310-2; and

d.	NITE may not take any action or make or permit to be made any public statement, including in regulatory filings or otherwise, denying, directly or indirectly, any allegation in this AWC or create the impression that the AWC is without factual basis. Nothing in this provision affects NITE’s testimonial obligations or right to take legal or factual positions in litigation or other legal proceedings in which NASD is not a party.

NITE also understands that its experience in the securities industry and disciplinary history may be factors that will be considered in deciding whether to accept this AWC. That experience and history are as follows:

NITE became an NASD member on July 13, 1995. The firm has the following relevant disciplinary history incidents:

On October 8, 2003, an AWC became final in which NITE was censured and fined $43,000 for violations of NASD Rules 2110, 3320, 4613(b), 4613(e), 4632, 4642, 6620, and SEC Rule 11Ac1-1(c).

On January 7, 2002, an AWC became final in which NITE was censured and fined $700,000 for violations of NASD Rules 2110, 3010, 3320, 4613(e), 4632, 4642, 6130, 6620, and 6740 and SEC Rules 11Ac1-1 and 11Ac1-4, and agreed to a payment of $800,000 plus interest to certain clients.

I.

WAIVER OF PROCEDURAL RIGHTS

NITE specifically and voluntarily waives the following rights granted under NASD’s Code of Procedure:

A.	To have a Formal Complaint issued specifying the allegations against NITE;

B.	To be notified of the Formal Complaint and have the opportunity to answer the allegations in writing;

C.	To defend against the allegations in a disciplinary hearing before a hearing panel, to have a written record of the hearing made and to have a written decision issued; and

D.	To appeal any such decision to the NAC and then to the U.S. Securities and Exchange Commission and a U.S. Court of Appeals.

Further, NITE specifically and voluntarily waives any right to claim bias or prejudgment of the General Counsel, the NAC, or any member of the NAC, in connection with such person’s or body’s participation in discussions regarding the terms and conditions of this AWC, or other consideration of this AWC, including acceptance or rejection of this AWC.

NITE further specifically and voluntarily waives any right to claim that a person violated the ex parte prohibitions of Rule 9143 or the separation of functions prohibitions of Rule 9144, in connection with such person’s or body’s participation in discussions regarding the terms and conditions of this AWC, or other consideration of this AWC, including its acceptance or rejection.

II.

ACCEPTANCE AND CONSENT

This matter arose out of a review, MRD200233406, conducted by the staff of NASD’s Department of Market Regulation (the “staff”).

A.	NITE hereby accepts and consents, without admitting or denying the allegations or findings, and solely for the purposes of this proceeding and any other proceeding brought by or on behalf of NASD, or to which NASD is a party, prior to a hearing and without an adjudication of any issue of law or fact, to the entry of the following findings by NASD:

Summary

NITE engaged in acts that operated as a fraud upon its institutional customers in 1999-2000, taking improper advantage of customers’ orders to obtain excessive profits for NITE through deceptive means. The violations involve trading by NITE’s most profitable institutional sales trader (the “Leading Sales Trader”). During 1999 and 2000, the Leading Sales Trader generated excessive profits in trades with NITE’s institutional customers. The Leading Sales Trader made those profits by taking advantage of customers’ orders for NITE’s benefit, pricing trades in a manner that was contrary to his customers’ understandings, and utilizing a deceptive pattern of trading that disguised his manner of pricing and the amount of profits NITE made on trades with those customers.

NITE also reported thousands of trades improperly using ACT modifiers over an extended period of time; filed U-5 forms wrongly indicating that the departures from NITE of the Leading Sales Trader and his brother, the head of its institutional sales desk, (the “Desk Supervisor”) , were voluntary, when in fact they had been permitted to resign after having discussions with NITE regarding the termination of their employment; and failed to produce documents in the investigation of this matter until many months after NASD staff requested them.

NITE also violated its supervisory obligations in a variety of areas. Most notably, NITE failed to supervise reasonably the Leading Sales Trader’s trades with institutional customers. The Leading Sales Trader was nominally supervised by his brother the Desk Supervisor. The Leading Sales Trader and the Desk Supervisor had a profit sharing arrangement, approved within NITE, by which the Desk Supervisor received half of the Leading Sales Trader’s payout on profits generated by trading with institutional customers. This created a conflict of interest, since the person responsible for supervising the Leading Sales Trader’s trading had a substantial, unique, and direct financial interest in the excessive profits generated from that trading. Notwithstanding this conflict, and the knowledge that the Leading Sales Trader’s trading with institutional customers was generating excessive profits both in absolute terms and in profit per share, NITE did not take reasonable steps to supervise the Leading Sales Trader’s trading to ensure that he complied with applicable securities rules and the understandings of his customers. NITE also failed to supervise reasonably the reporting of trades to ACT, resulting in the prolonged misreporting of trades using ACT modifiers. In addition, NITE failed to supervise reasonably trading by NITE’s employees in non-market making accounts known as “back books.”

NITE’s Trading With Institutional Customers

During 1999 and 2000, the Leading Sales Trader was an institutional sales trader at NITE. The Leading Sales Trader was responsible for trading for many of NITE’s largest institutional customers. The Leading Sales Trader generated extraordinary profits for NITE. In 1999 and the first nine months of 2000, the Leading Sales Trader was responsible for approximately 30% of the trading profits of NITE’s entire Institutional Sales Desk.

The Leading Sales Trader’s excessive trading profits during 1999-2000 were the result of a course of deceptive trading practices with his institutional customers. NITE generally traded with its institutional customers on a “net” basis, so that NITE’s compensation for trades with institutional customers was embedded in the price that institutional customers paid for trades. In accordance with the custom and expectation in the industry, the Leading Sales Trader’s institutional customers believed that the net prices they paid for trades with NITE were based upon NITE’s cost in acquiring (or selling) shares pursuant to their orders, plus a reasonable amount of compensation. However, the Leading Sales Trader did not price trades as his customers believed. Instead, he had NITE acquire positions based upon his institutional customers’ orders, and then after the price of the stock moved, entered into trades with his customers based upon the price changes in the market, creating greater profits for NITE at the expense of his customers. If the price of the stock moved in favor of NITE’s position, the Leading Sales Trader delayed executions and traded with his customers at prices reflecting the positive price movement. If the price of the stock moved against NITE’s position, the Leading Sales Trader executed trades with customers based upon prices at an earlier time, which were more advantageous to NITE. The Leading Sales Trader did not disclose to customers how he priced trades, or the fact that he was not pricing trades based on

NITE’s costs. The Leading Sales Trader’s course of trading deceived customers about NITE’s cost of acquisition and the profits he was making on trades with them. Volatility in the price of the stock made it easier for the Leading Sales Trader to hide that he was pricing trades in a manner inconsistent with his customers’ expectations.

An example of the Leading Sales Trader’s trading is demonstrated by his handling of an order from Institutional Customer A to buy LWIN on February 14, 2000. Prior to 9:30 a.m., Institutional Customer A placed an order with the Leading Sales Trader to buy 80,000 shares of LWIN. At the time the order was received, NITE had approximately 1,100 shares of LWIN. By 9:55 a.m., NITE established a position of more than 25,000 shares pursuant to Institutional Customer A’s order, purchasing the stock at prices between $87-$92 as the market price of the stock increased. By approximately 10:06, NITE increased its position to more than 35,000 shares, purchasing the next 10,000 shares at prices in the $91-$95 range. NITE continued purchasing LWIN pursuant to Institutional Customer A’s order, but still did not sell any of the shares to Institutional Customer A. Before 10:09, NITE increased its position to more than 45,000 shares, purchasing the next 10,000 shares at prices in the $95-98.50 range. By a little after 10:10 a.m., NITE had acquired a position of more than 50,000 shares; and by a little after 10:14 a.m., had acquired a 57,000-share position pursuant to Institutional Customer A’s order, but had sold none of those shares to Institutional Customer A. At around 10:11 a.m., the price of the stock had risen to more than $100. At 10:15:05, when the market price of the stock had dipped somewhat, to about $98 per share, the Leading Sales Trader executed the first sale to Institutional Customer A, selling 25,000 shares at a price of $95.625. The price appeared favorable compared to the then-current market price; however, the 25,000 shares had been purchased by NITE much earlier, when the prices were in the $87-$92 range.1

After that sale, NITE still retained more than 32,000 shares of LWIN, and purchased approximately 10,000 more shares in the $99-$102 price range over the next few minutes. At 10:22:38, the Leading Sales Trader executed a second sale to Institutional Customer A of 10,000 shares at a price of $100.875. The price of the sale to Institutional Customer A was comparable to the then-current market price, but several dollars per share more than NITE had paid for the stock, which it had purchased earlier in the morning. NITE next sold Institutional Customer A 10,000 shares at a price of $99.125 at 10:24:33. Once again the sales price was similar to the then-current market price, but far above the price NITE had paid when it purchased the stock earlier pursuant to Institutional Customer A’s order. Approximately a minute and a half later, NITE sold Institutional Customer A 5,000 more shares, at a price of $98.50. Again, the price looked attractive compared to the then-current market price, but was significantly higher than NITE’s cost when it purchased the stock. NITE still retained more than 17,000 shares purchased for Institutional Customer A’s order, and increased its position to more than 26,000 shares before selling 12,000 to Institutional Customer A at 10:54, at a price of $99.9375. Again, the price was comparable to the then-current market price, but well above the cost of NITE’s earlier acquisition of the stock. Institutional Customer A

[1]	NITE reported the trade with an .SLD modifier, although the reported execution time of 10:15:01 was only four seconds before the trade was reported.

thereafter increased its order from 80,000 shares to 100,000, and ultimately purchased 84,000 shares. Accordingly, at 1:03 p.m., NITE sold Institutional Customer A 22,000 shares at a price of $99.50 (bringing the total to 84,000 shares sold to Institutional Customer A). In all, NITE made a profit of approximately $221,000 on this 84,000 share trade to Institutional Customer A, approximately $2.63 per share.2

The Leading Sales Trader also used his deceptive practices in a declining market to profit from trading with an institutional customer, as evidenced by his sale of 290,000 shares of AMCC to Institutional Customer B on April 4, 2000. Institutional Customer B originally placed an order with the Leading Sales Trader to buy 250,000 shares of AMCC at approximately 12:49 p.m. NITE had a short position of approximately 1,239 shares when the order was received. In less than five minutes, NITE acquired a long position of more than 35,000 shares pursuant to Institutional Customer B’s order. By 13:03, NITE had a position of more than 111,000 shares. By 13:07:47, approximately 18 minutes after receiving the order, NITE had acquired a position of more than 147,000 shares at a cost of approximately $91.567 per share. Notwithstanding NITE’s rapid acquisition of these shares, the market price of the stock fell during this time, dropping from a price of above $94 to a price of $89 per share. At 13:07:47, the Leading Sales Trader made his first sale to Institutional Customer B, selling it 35,000 of the more than 147,000 shares NITE had acquired, at a price of $94.0625 per share. Despite the fact that the market price of the stock had fallen from more than $94 to approximately $91 during the time that NITE acquired the first 35,000 shares (and had fallen to approximately $89 by the time of the sale to Institutional Customer B), the Leading Sales Trader sold the 35,000 shares to Institutional Customer B at a price of $94.0625, approximately equal to the market price when Institutional Customer B’s order was received.3 Three minutes later, he sold Institutional Customer B another 75,000 shares, at a price of $93.25 per share, when the market price was below $90.4 Approximately three and a half minutes later, at 13:13:26, he sold Institutional Customer B another 55,000 shares, at a price of $92.75 per share, when the market price was below $90.5 At this point, NITE had sold to Institutional Customer B almost all of the shares it had acquired pursuant to Institutional Customer B’s order, selling 165,000 shares to Institutional Customer B as the market price declined, at prices that generated substantial profits for NITE.

[2]	The purpose of disgorgement is to deprive a person of “ill-gotten gains” and prevent unjust enrichment. As such, the total profit calculations for trades described in this AWC are different than the amount of disgorgement that NITE has consented to pay, as set forth in paragraph II B, below, because not all of NITE’s profit was excessive.
[3]	The trade was reported to ACT with a .PRP modifier, with a 12:49:00 execution time, indicating that the price was based upon that prior reference point. The .PRP modifier was apparently used, improperly, so that NITE’s computer system would accept the trade at the $94.0625 price.
[4]	NITE also reported this trade with a .PRP modifier, improperly, so that it would be accepted with the $93.25 price.
[5]	NITE again reported the trade, improperly, with a .PRP modifier.

NITE then began again to accumulate AMCC aggressively. In approximately 14 minutes, by 13:27, NITE had accumulated a long position of more than 66,000 shares, as the market price rose from under $90 to almost $94. The Leading Sales Trader did not sell any of those shares to Institutional Customer B. In the next seven minutes, NITE increased its long position to more than 82,000 shares, as the market price increased to approximately $101 per share, but the Leading Sales Trader did not sell any to Institutional Customer B. He waited until 13:38:42, when the market price was approximately $105 per share, to sell 50,000 shares to Institutional Customer B at a price of $99.75 per share.6 The price looked good compared to the then-current market price, but was several dollars more per share than NITE had paid when it acquired it earlier. NITE retained more than 32,000 shares that it had acquired pursuant to Institutional Customer B’s order. A little over a minute later, the Leading Sales Trader sold Institutional Customer B another 15,000 shares at a price of $101.125, a price $1.375 more than the preceding sale. Again, the price looked good compared to then-current market price of approximately $107, but was several dollars per share more than NITE had paid when it acquired it earlier.7 NITE still held more than 15,000 shares of AMCC, but the Leading Sales Trader did not sell them to Institutional Customer B. Instead, he waited four minutes, as the market price rose from $107 to approximately $110 (and after acquiring approximately 8,000 more shares) to sell 20,000 to Institutional Customer B at a price of $109.50. Again, the price compared favorably with the then-current market price of $110, but was several dollars per share more than the price when NITE acquired them. NITE then began buying shares of AMCC quickly to fill Institutional Customer B’s order, and by 14:05:09, had 43,000 shares, but did not sell any to Institutional Customer B. Instead, the Leading Sales Trader waited more than five minutes, as the market price rose more than $4 per share to reach approximately $119.50, and then sold 40,000 shares to Institutional Customer B at a price of $119.50 per share. This completed NITE’s sales to Institutional Customer B. For the 290,000 shares NITE sold to Institutional Customer B, NITE made a profit of approximately $1,142,600, approximately $3.94 per share.

The Leading Sales Trader testified that he priced trades with customers based upon a benchmark of the volume weighted average price during the time the customer’s order was open. However, unless they gave explicit instructions to the contrary, customers stated that they expected NITE to price their trades based upon NITE’s costs in acquiring (or selling) the stock they ordered, not on a benchmark of an average price during the trading day. The Leading Sales Trader did not tell his customers that he was pricing trades with them based upon a benchmark of a volume weighted average price. The Leading Sales Trader and NITE had no documentation of any instructions to price using a volume weighted average, and could not specify how the weighted average was computed, or what the benchmark was. Moreover, the prices of many of the Leading Sales Trader’s trades with his customers were inferior to the volume weighted average price, and inconsistent with his claimed use of a volume weighted average price.

[6]	NITE again reported the trade, improperly, with a .PRP modifier.
[7]	By the time NITE executed this 15,000-share sale to Institutional Customer B, Institutional Customer B had increased its buy order from 250,000 shares to 500,000 shares.

In short, the Leading Sales Trader traded at the expense of his customers by trading in a manner that limited the possibility of his losing money. The Leading Sales Trader had NITE accumulate positions based upon customers’ orders, and then priced trades with customers after the market moved in a manner that benefited NITE (and himself), to the disadvantage of his customers. His customers did not know when, or at what prices, NITE acquired stock pursuant to their orders, and the Leading Sales Trader took advantage of that in trading with his customers, making excessive profits at their expense.

In all, during 1999-2000, the staff found similar trading patterns in filling dozens of orders from institutional customers, and noted that the Leading Sales Trader often made excessive profits per share.

The following table reflects additional examples of the Leading Sales Trader’s trades with institutional customers:

Examples of the Leading Sales Trader’s Profits on Institutional Trades

Date	Security Traded	Shares Traded	NITE’s Profit	NITE’s Profit Per Share Traded
4/04/00	DIGX	200,000	$1,244,000	$6.22
3/16/00	ETEK	138,800	971,600	$7.00
3/8/00	CRFH	250,000	730,000	$2.92
3/21/00	ADAP	25,000	240,750	$9.63
1/18/00	VPHM	72,700	350,326	$4.82
1/14/00	VITR	64,000	267,520	$4.18
3/01/00	EFNT	86,200	262,048	$3.04
4/04/00	ETEK	100,000	464,000	$4.64
6/30/00	JNPR	515,000	741,600	$1.44
4/19/00	CREE	155,000	327,050	$2.11
2/29/00	EFNT	60,000	201,000	$3.35
3/28/00	ADRX	200,000	410,000	$2.05
3/13/00	CBST	115,000	210,916	$1.83
4/25/00	BRCM	280,500	448,800	$1.60
3/31/00	YHOO	263,648	371,743	$1.41
8/9/00	TUTS	150,700	177,826	$1.18

Misuse of ACT Modifiers

NITE’s institutional sales traders entered customer trades into NITE’s system for reporting to ACT. During the period from April 2000 through March 2001, NITE’s institutional sales traders reported thousands of trades using .SLD modifiers (indicating a late trade report) and .PRP modifiers (indicating an execution that was supposed to have occurred earlier, based upon the price at a prior time) where use of those modifiers was inappropriate. During the period from April 2000 through March 2001, at least 12,390 trades were reported incorrectly with .SLD and .PRP modifiers, consisting of 12,129 trade reports for Nasdaq National Market securities and 261 trade reports for SmallCap securities. Of those incorrect reports, 3,704 involved NITE incorrectly designating as .SLD or .PRP trades that were reported to ACT within 90 seconds of execution, consisting of 3,642 trade reports for Nasdaq National Market securities and 62 trade reports for SmallCap securities. This practice continued for months after NITE’s compliance department instructed traders that it was improper.

Failure to Produce Documents Requested by NASD Staff in a Timely Manner

In February 2002, NASD staff requested, pursuant to Procedural Rule 8210, that NITE produce documents, including e-mail messages, relating to NITE’s back book accounts. In July 2002, NASD requested pursuant to Procedural Rule 8210, that NITE produce documents “that describe the use of ‘Back Books,’ how the ‘Back Books’ were supervised, and/or the person(s) responsible for supervision of the ‘Back Books’ during the period January 1, 1999 through June 30, 2002.” NITE failed to produce a large number of e-mail messages it had in its possession that should have been produced in response to NASD staff’s requests, although it had produced those e-mail messages to the staff of the Securities and Exchange Commission. NITE did not produce those documents to NASD staff until after the staff raised the issue with NITE, in October 2002, of whether NITE had failed to produce requested documents. NITE did not produce the documents for many months after they should have been produced, delaying NASD’s investigation.

Failure To File Accurate U-5 Terminations for the Leading Sales Trader and The Desk Supervisor

In early September 2000, NITE had discussions with the Leading Sales Trader and the Desk Supervisor regarding the termination of their employment. Almost immediately, the Leading Sales Trader and the Desk Supervisor left NITE’s offices, and did not perform any further work at NITE. However, they remained employees of NITE until they finalized negotiated severance agreements in November 2000. On December 8, 2000, NITE filed Form U-5s on behalf of the Leading Sales Trader and the Desk Supervisor stating that their terminations, effective November 17, 2000, were voluntary. That was not the correct designation for their departures from NITE. NITE should have designated on Form U-5 that they were “permitted to resign,” rather than indicating that their departures were voluntary.

NITE Failed To Supervise Reasonably Its Trading With Institutional Customers, Its Use of ACT Modifiers, and Trading by Its Associated Person in Back Books

Failure To Supervise the Leading Sales Trader’s Trading

The Leading Sales Trader’s supervisor was his brother. The Desk Supervisor was the institutional sales desk manager, with overall supervisory responsibility for institutional sales. In addition to being the Leading Sales Trader’s brother, the Desk Supervisor had a unique financial interest in the Leading Sales Trader’s trading profits. Pursuant to a profit-sharing arrangement approved within NITE, the Desk Supervisor received half of the payout attributable to profits generated by the Leading Sales Trader, his brother and supervisee. This profit-sharing relationship created a conflict of interest with the Desk Supervisor’s responsibilities as the Leading Sales Trader’s supervisor.

The magnitude of the Leading Sales Trader’s profits, both in absolute terms and profit per share, were extraordinary. However, NITE did not take reasonable steps to review the Leading Sales Trader’s trading to determine whether his extraordinary profits were the result of trading that conformed with the federal securities and NASD Rules. In fact, there was no meaningful review of the Leading Sales Trader’s trading. Despite his position as head of the institutional desk, with overall responsibility for supervising it, the Desk Supervisor did not conduct reasonable reviews of the Leading Sales Trader, and claimed that he believed NITE’s compliance department reviewed the Leading Sales Trader’s trading. NITE, by contrast, stated that the monitoring of the Leading Sales Trader’s trades was the responsibility of the supervisor. In fact, NITE failed to reasonably monitor the manner in which the Leading Sales Trader executed trades for institutional customers. No one in a supervisory role questioned the extraordinary profits that the Leading Sales Trader generated, or undertook any steps to see how he was making them.

Failure To Supervise Use of ACT Modifiers in Trade Reporting

NITE institutional traders stated that they used .SLD and .PRP modifiers improperly to get NITE’s trading system to accept trades with institutional customers that were executed at prices different from the inside market at the time the trades were reported. Traders also indicated that they were unaware of the correct use of .SLD and .PRP modifiers. Despite the long-running problem of the misuse of ACT modifiers, NITE did not take reasonable steps to educate traders about the use of ACT modifiers, and to enforce a system to prevent the misuse of modifiers. Although it was considered, NITE also failed to take any action against institutional sales traders who repeatedly misused modifiers. In recognition of the longstanding problem of ACT reporting violations and its continued failure to ensure compliance with the trade reporting rules, NITE ultimately removed from institutional traders the capability to report trades with .SLD and .PRP modifiers.

Failure To Supervise Trading in “Back Books”

NITE allowed certain associated persons to trade in accounts known as “back books.” NITE maintained that the back books were originally intended as an inventory control device for market makers, designed to allow market makers to accumulate positions that would not be affected by NITE’s auto-execution system. However, the back books also were used by NITE associated persons as proprietary investment accounts, allowing persons approved to have those accounts to engage in speculative investment. Traders with “back book” accounts received a higher payout percentage on profits generated in their back book accounts than they received for profits in their market making accounts, giving them greater incentive to generate profits in the back book accounts.

NITE did not have specific supervisory procedures governing the use of back books. From time to time, supervisors issued directions, generally by e-mail, indicating that specified trading in back books was permitted, or prohibited, but there were no comprehensive procedures regarding the use of back books, or the review of trading in back book accounts.

Conclusion

As a result of the conduct described above, NITE violated Section 15(c)(1)(A) of the Securities Exchange Act of 1934 (“Exchange Act”) as defined in Rule 15c1-2 in that it, while acting as a broker-dealer, effected transactions in the purchase and sale of securities by means of manipulative, deceptive, and other fraudulent devices or contrivances.8 Specifically, NITE, through its most prominent and profitable institutional sales trader took advantage of customers’ orders for NITE’s benefit, pricing trades in a manner that was contrary to customers’ understandings, and utilized a deceptive pattern of trading that disguised his manner of pricing and the amount of profits NITE made on trades with those customers.

As a result of the conduct described above, NITE violated NASD Marketplace Rules 4632 and 4642 by incorrectly designating as .SLD and .PRP through ACT 12,129 last sale reports of Nasdaq National Market securities and 261 last sale reports of Nasdaq SmallCap securities.

As a result of the conduct described above, NITE violated NASD Conduct Rules 8210 and 2110 by failing to produce documents requested by NASD staff in a timely manner.

As a result of the conduct described above, NITE violated NASD Conduct Rule 2110 and IM-1000-1 by filing U-5 forms that incorrectly designated the departures from

[8]	Rule 15c1-2 under the Exchange Act provides that the term “manipulative, deceptive or other fraudulent device or contrivance,” as used in Section 15(c)(1) of the Exchange Act, is defined to include “any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person.”

NITE of the Desk Supervisor and the Leading Sales Trader as voluntary, rather than designating that they had been permitted to resign.

As a result of the conduct described above, NITE violated NASD Conduct Rules 3010 and 2110 by failing to supervise reasonably the trading of the Leading Sales Trader with institutional customers of NITE, by failing to supervise reasonably the use of ACT modifiers by its institutional sales traders, and by failing to supervise reasonably trading by its associated persons in “back book” accounts.

B.	NITE also consents to the imposition, at a maximum, of the following sanctions:

A censure;

Disgorgement of $41,146,663.50, representing disgorgement of monies NITE obtained in the conduct described above, which Knight shall pay in accordance with the terms of an Order Instituting Administrative and Cease-and-Desist Proceedings, Making Findings and Imposing Remedial Sanctions Pursuant to Sections 15(b)(4) and 21C of the Securities Exchange Act of 1934, before the Securities and Exchange Commission, in the Matter of Knight Securities, L.P.;

A fine of $12,500,000 to NASD, and a fine of $12,500,000 that Knight shall pay as a civil penalty in accordance with the terms of an Order Instituting Administrative and Cease-and-Desist Proceedings, Making Findings and Imposing Remedial Sanctions Pursuant to Sections 15(b)(4) and 21C of the Securities Exchange Act of 1934, before the Securities and Exchange Commission, in the Matter of Knight Securities, L.P.; and

Prejudgment interest of $13,195,068, which Knight shall pay in accordance with the terms of an Order Instituting Administrative and Cease-and-Desist Proceedings, Making Findings and Imposing Remedial Sanctions Pursuant to Sections 15(b)(4) and 21C of the Securities Exchange Act of 1934, before the Securities and Exchange Commission, in the Matter of Knight Securities, L.P.

NITE agrees that it shall not seek or accept, directly or indirectly, reimbursement or indemnification, including but not limited to payment made pursuant to any insurance policy, with regard to all fine/penalty amounts that NITE shall pay pursuant to this AWC and any fines NITE shall pay to the SEC pursuant to the related Order Instituting Administrative and Cease-and-Desist Proceedings (the “SEC Order”), regardless of whether such fine/penalty amounts or any part thereof are added to a distribution fund account or otherwise used for the benefit of investors. NITE further agrees that it shall not claim, assert, or apply for a tax deduction or tax credit with regard to any federal, state, or local tax for any fine/penalty amounts that NITE shall pay pursuant to this AWC and any fines NITE shall pay to the SEC pursuant to the SEC Order, regardless of whether such fine/penalty amounts or any part thereof are added to a distribution fund account or otherwise used for the benefit of investors.

The sanctions imposed herein shall be effective on a date set by NASD staff.

III.

OTHER MATTERS

A.	NITE understands that it may attach a Corrective Action Statement to this AWC that is a statement of demonstrable corrective steps taken to prevent future misconduct. NITE understands that it may not deny the charges or make any statement that is inconsistent with the AWC in this Statement. This Statement does not constitute factual or legal findings by NASD, nor does it reflect the views of NASD or its staff.

B.	NITE agrees to pay any monetary sanctions imposed on it upon notice that this AWC has been accepted and that such payments are due and payable and has attached an Election of Payment form showing the method by which the firm proposes to pay any fine imposed.

C.	NITE specifically and voluntarily waives any right to claim that it is unable to pay, now or at any time hereafter, any monetary sanction imposed in this matter.

NITE certifies that it has read and understands all of the provisions of this AWC and has been given a full opportunity to ask questions about it, and that no offer, threat, inducement, or promise of any kind, other than the terms set forth herein, has been made to induce the firm to submit it.

Knight Equity Markets, L.P., formerly known as Knight Securities, L.P.
Date: December 15, 2004	Respondent

	By:	/s/ Thomas M. Merritt
	Name:	Thomas M. Merritt
	Title:	Interim General Counsel

Reviewed by:
/s/ Christian J. Mixter
Counsel for Respondent

Accepted by NASD:

/s/ Thomas R. Gira / R.W.
Date: 12/15/2004	Thomas R. Gira
Senior Vice President
Department of Market Regulation

Signed on behalf of the Director of ODA, by delegated authority

Attachment

ELECTION OF PAYMENT FORM

Knight Equity Markets, L.P., formerly known as Knight Securities, L.P., intends to pay the fine proposed in Section II of the Letter of Acceptance, Waiver and Consent by the following method (check one):

☒	A firm check or bank check for the full amount;

☐	Credit card authorization for the full amount;[9]

☐	The installment payment plan (only if approved by NASD staff and the National Adjudicatory Council).[10]

Respectfully submitted,
Knight Equity Markets, L.P.
formerly known as Knight Securities, L.P.

	By:	/s/ Thomas M. Merritt
Date December 15, 2004	Name:	Thomas M. Merritt
	Title:	Interim General Counsel

[9]	Only Mastercard and Visa are accepted for payment by credit card. If this option is chosen, the appropriate forms will be mailed to you, with an invoice, by NASD’s Finance Department. Do not include your credit card number on this form.
[10]	The installment payment plan is only available for fines of $5,000 or more. Certain interest payments, minimum initial and monthly payments, and other requirements apply. You must discuss these terms with NASD staff prior to requesting this method of payment.